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                                                                    EXHIBIT 23.5

                        CONSENT OF INDEPENDENT AUDITORS

We consent to the reference to our firm under the caption "Experts" and to the incorporation by reference of our report with respect to the financial statements of Sila Communications Limited dated February 2, 2001, except for
Note 16 as to which the date is March 30, 2001, included in the Annual Report (Form 10-K) of Aether Systems, Inc. for the year ended December 31, 2000, filed with the Securities and Exchange Commission, in Amendment No. 1 to the Registration Statement (Form S-3 No. 333-64264) and related prospectus of Aether Systems, Inc. for the registration of 245,973 shares of common stock of Aether Systems, Inc.

/s/ ERNST & YOUNG                                      ERNST & YOUNG

London, England

August 3, 2001